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                                                                      EXHIBIT 11

                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

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
                                             YEAR         YEAR         YEAR
                                            ENDED        ENDED        ENDED
                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1996         1995         1994
                                         ------------ ------------ ------------
                                                 (DOLLARS IN THOUSANDS)
Net Income (Loss):
  Net Income (Loss).....................  $   4,967    $     592     $(1,252)
  Redeemable Preferred
  Stock Dividends.......................          0            0           0
                                          ---------    ---------     -------
                                          $   4,967    $     592     $(1,252)
                                          ---------    ---------     -------
Weighted Average number of Shares:
  Average common shares outstanding.....  4,638,926    1,300,863     496,873
  Common share equivalents resulting
   from assumed exercise of stock
   options..............................      8,142            0           0
                                          ---------    ---------     -------
                                          4,647,068    1,300,863     496,873
Earnings (Loss) per common share........  $    1.07    $    0.46     $ (2.52)
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